                                                                                               EXHIBIT 12

                                                 PUBLIC SERVICE COMPANY OF OKLAHOMA
                                  Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)


                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
  Operating Income                             $ 82,024  $115,074  $ 98,713  $ 96,669  $ 96,991   $ 97,060
  Adjustments
    Income Taxes                                 12,313    52,494    18,562    10,291    54,408     58,850
    Provision for Deferred Income Taxes           8,615    (1,651)   14,521    25,453   (17,751)   (21,615)
  Deferred Investment Tax Credits                (2,278)   (1,795)   (1,791)   (1,791)   (1,791)    (1,791)
  Charges for Investments and Plant
   Development Costs, net of Tax                    (75)     -         -         -         -          -
  Other Income and Deductions                       729      (951)      745     8,739      (881)    (1,128)
  Allowance for Borrowed and Equity Funds
   Used During Construction                       2,317     2,029     1,636     4,631     6,471      3,995
                                               --------  --------  --------  --------  --------   --------
  Earnings                                     $103,645  $165,200  $132,386  $143,992  $137,447   $135,371
                                               ========  ========  ========  ========  ========   ========

Fixed Charges:
  Interest on Long-term Debt                    $30,474   $29,136   $26,528   $26,473   $29,305    $28,034
  Interest on Short-term Debt                     4,100     4,107     7,058    10,902     9,513      8,218
  Distributions on Trust Preferred Securities     3,967     6,000     6,000     6,000     6,000      6,000
                                                -------   -------   -------   -------   -------    -------
     Fixed Chargess                             $38,541   $39,243   $39,586   $43,375   $44,818    $42,252
                                                =======   =======   =======   =======   =======    =======

Ratio of Earnings to Fixed Charges                 2.68      4.20      3.34      3.31      3.06       3.20
                                                   ====      ====      ====      ====      ====       ====